EXHIBIT A

CUSIP No. G7006A109

JOINT FILING AGREEMENT

The undersigned hereby agree jointly to prepare and file with regulatory authorities a Statement on Schedule 13D reporting a material change in facts, and any further amendments related thereto, and hereby affirm that such Statement on Schedule 13D and any such further amendments are being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 10, 2023

CyberLink Corp.
By:	/s/ Jau H. Huang
	Name:	Jau H. Huang
	Title:	Chairman

CyberLink International Technology Corp.
By:	/s/ Jau H. Huang
	Name:	Jau H. Huang
	Title:	Director

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